[GPC Logo]                       NEWS RELEASE


      Graphic Packaging              Investor Contact:
 4455 Table Mountain Drive,          Paddy Broughton
   Golden, Colorado  80403           Tel: 720 497 4728
Telephone: 303 215 4600              broughtonp@graphicpkg.com
Fax: 303 273 1571
  www.graphicpackaging.com



   Graphic Packaging Issues $50 Million of Subordinated Notes,
                       Reduces Senior Debt

Golden, Colorado, August 15, 2001: Graphic Packaging International Corporation (NYSE: GPK) announced today that it has issued $50 million of 10% subordinated unsecured notes with a seven-year term to Golden Heritage LLC, a company owned by several Coors family trusts. The proceeds of the financing have been used to repay the remaining $28 million of a short term note due today, and to reduce the Company's five-year, senior secured term and revolver loans, due August 2004. Subject to the Company's senior debt agreement, the subordinated notes can be repaid at anytime, together with a 3% premium in the first year, a 1.5% premium in the second, and at par thereafter.

The Company issued the subordinated debt in order to improve Graphic Packaging's debt structure by extending the term of part of its debt, and to comply with the senior credit agreement to use its best efforts to raise subordinated debt. By raising this debt, the Company avoids additional bank fees of $750,000 and a 75 basis-point increase in the interest rate spread on the total senior debt, which carried a balance of approximately $576 million prior to today's $50 million repayment.

Luis E. Leon, Chief Financial Officer, commenting on the financing, said, "This subordinated debt is favorable to the Company by replacing senior debt with junior debt, lengthening our maturities, mitigating over $2 million of an interest cost increase in the first year based on today's rates, and by giving us refinancing flexibility as we continue to improve our credit position. Our focus continues to be on debt reduction and, consequently, improving our capital structure."

Following a major acquisition in August 1999, the Company has reduced total debt by approximately 50% and has improved its debt to EBITDA leverage ratio* at June 30, 2001 to 3.6 times, down from 5.8 times the year before.

Various Coors family trusts and family members together are controlling shareholders of the Company. Because of this relationship, the terms of the subordinated unsecured notes were approved by a committee of independent directors of the Company's Board, taking into consideration an analysis of market rates and terms completed by Wachovia Securities, Inc., acting as financial advisor to the committee.

Graphic Packaging is a leading North American manufacturer of innovative folding cartons for the food, beverage and other consumer products markets. The Company had revenues of $1.1 billion in 2000, and has 4,400 employees and 19 strategically located, modern plants in North America. Customers include the most well recognized names in their markets.

Forward Looking Statement
The mitigation of the net interest cost increase over the next 12 months is based on rates current at the time of this release and upon the current amount of outstanding debt. Mitigation will vary, depending on the actual rates experienced on the fluctuating-rate senior debt facilities and on the actual outstanding balances of this debt. The Company assumes no obligation to update this information."



* Debt at quarter-end divided by annualized EBITDA (earnings before interest, taxes, depreciation and amortization), excluding asset impairment and restructuring charges and gain on sale of assets.

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